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                                                                    Exhibit 99.1

                                November 2, 1998



VIA FAX

David Van Riper Morris
President and Chief Executive Officer
Infonautics Corporation
900 West Valley Road
Suite 1000
Wayne, PA 19087




Dear Mr. Morris:


         By execution of this letter, RGC International Investors, LDC ("RGC") hereby agrees to waive its right to "put" the shares of Series A Convertible Preferred Stock held by it in connection with the following Mandatory Redemption Events (as defined in the Statement with Respect to Shares (the "Statement") relating to the Series A Convertible Preferred Stock) contained in the referenced sections of the Statement:


         (a) Article V.A. (iii) relating to an assignment for the benefit of creditors of or the appointment of a receiver for the Company;

         (b) Article V.A. (iv) relating to bankruptcy, insolvency, reorganization or liquidation proceedings involving the Company; and

         (C) Article V.A. (v) relating to the failure to maintain the listing of the Company's Common Stock on an exchange.

All other provisions of the Statement shall remain in full force and effect. No transfer of the Series A Convertible Preferred Stock may be effected unless the transferee first agrees to the waiver set forth herein, and any attempted transfer without such agreement shall be void.


                                        RGC INTERNATIONAL INVESTORS, LDC
                                        By: Rose Glen Capital Management, L.P.,
                                            Investment Manager
                                            By:  RGC General Partner Corp.,
                                                 As General Partner


                                                 By: /s/Wayne D. Bloch
                                                    --------------------------
                                                    Wayne D. Bloch
                                                    Managing Director